Exhibit 5.2

[Letterhead of Fried, Frank, Harris, Shriver & Jacobson LLP]

September 13, 2019

Catalent, Inc.

14 Schoolhouse Road

Somerset, New Jersey 08873

Ladies and Gentlemen:

We are acting as counsel to Catalent, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3, as may be amended from time to time (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to (i) 650,000 shares (the “Selling Stockholder Preferred Shares”) of the Company’s Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), and (ii) 17,250,000 shares (the “Selling Stockholder Common Shares” and, together with the Selling Stockholder Preferred Shares, the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”) issuable upon conversion of the Series A Preferred Stock. The Shares may be offered and sold from time to time by the selling stockholders named in the Registration Statement (the “Selling Stockholders”), as set forth in the secondary offering prospectus contained in the Registration Statement (the “Prospectus”) and as may be set forth in one or more supplements to the Prospectus (each, a “Prospectus Supplement”). With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed, facsimile, electronic or reproduction copies of such agreements, instruments, documents and records of the Company, such certificates of public officials and such other documents (collectively, the “Documents”) and (iii) received such information from officers and representatives of the Company and others, in each case as we have deemed necessary or appropriate for the purposes of this opinion.

In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as certified, conformed, facsimile, electronic or reproduction copies. As to various questions of fact relevant to the opinion expressed herein, we have relied upon, and assume the accuracy of, the statements, representations and warranties contained in the Documents, certificates and oral or written statements and other information of or from public officials and officers and representatives of the Company and others and assume compliance on the part of all parties to the Documents with their respective covenants and agreements contained therein.

With respect to the opinion expressed in paragraph 2 below, we have assumed that the Company will have sufficient authorized but unissued and unreserved shares of Common Stock on the date of any issuance of Selling Stockholder Common Shares registered pursuant to the Registration Statement.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.	The Selling Stockholder Preferred Shares to be sold by the Selling Stockholders have been duly authorized by the Company and are validly issued, fully paid and non-assessable.

2.

The issuance of the Selling Stockholder Common Shares has been duly authorized by the Company and, when and to the extent issued upon conversion of the Selling Stockholder Preferred Shares in accordance with the terms of the Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock, filed with the Delaware Secretary of State on May 16, 2019 (as amended by the Certificate of Amendment to the Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock, filed with the Delaware Secretary of State on September 10, 2019), the Selling Stockholder Common Shares will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the applicable provisions of the General Corporation Law of the State of Delaware as currently in effect, and no opinion is expressed with respect to any other laws or any effect that such other laws may have on the opinions expressed herein. The opinions expressed herein are limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. This letter is given only as of the time of its delivery, and we undertake no responsibility to update or supplement this letter after its delivery.

September 13, 2019

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the caption “Legal Matters” in the Prospectus and “Legal Matters” in any Prospectus Supplement. In giving these consents, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Fried, Frank, Harris, Shriver & Jacobson LLP
FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP